SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-33513

Date of Report: July 31, 2012

GS ENVIROSERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8563731
(State of other jurisdiction of incorporation or organization	(IRS Employer Identification No.)

677 Seventh Avenue, Suite 410, San Diego, California	92101
(Address of principal executive offices)	(Zip Code)

(760) 390-8350

 (Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01	Changes in Control of Registrant
ITEM 3.02	Unregistered Sale of Equity Securities

On August 17, 2012, the Company sold 65,000,000 shares of common stock to GreenSource Corporation.  The purchase price was $250,000, payable in the form of $25,000 in cash and a $225,000 promissory note. GreenSource has the option to prepay the note in full for $200,000 if paid in full on or before October 30, 2012.  Tad Simmons is the chief executive officer and majority shareholder of GreenSource Corporation.

In connection with the GreenSource share purchase, Viridis Capital, LLC, an entity owned by Kevin Kreisler, who was the Company’s chief executive officer at that time, sold 91,426,406 shares of the Company’s common stock to 11235 Factor Fund, LLC (“Factor”) in exchange for securities held in an unaffiliated entity. Factor then surrendered those shares to the Company in exchange for $275,000 in convertible debentures. The debentures permit conversion into common stock at the greater of $0.10 per share or 80% of the lowest volume weighted average market price for the Company’s common stock for the 90 days prior to conversion; provided, however, that Factor cannot convert its debentures into shares that would result in the holder or its affiliates owning in excess of 4.9% of the outstanding shares. The maturity date of the debentures is June 30, 2013.

ITEM 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers

On July 31, 2012 Kevin Kreisler, the sole member of the Company’s Board of Directors, elected Tad Simmons to serve on the Board.  Mr. Kreisler also appointed Mr. Simmons to serve as the Company’s Chief Executive Officer and Chief Financial Officer, effective at the close of business on August 17, 2012.  Information about Tad Simmons is available at Note 5 to the Financial Statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and in the Information Statement on Schedule 14f-1 filed on August 22, 2012.

On September 24, 2012 Kevin Kreisler’s resignation from the Board of Directors became effective, leaving Tad Simmons as the sole member of the Board of Directors.

On September 29, 2012 Tad Simmons, as sole director, voted to expand the number of members of the Board to five, and elected Steve Balog, Gary Exner, Roy Hales and John Thomas to serve as members of the Board of Directors.  Mr. Simmons also appointed Gary Exner to serve as the Chairman of the Board and appointed Steve Balog to the position of Chief Financial Officer.  Information about the four new members of management follows:

Steve J. Balog.  Mr. Balog has been employed since 1989 as President and owner of Financial Concepts, Inc., which provides accounting, income tax preparation and insurance services in Woodbine, Maryland.  Mr. Balog is licensed as a certified public accountant in the State of Maryland.  From 1983 until 2005 Mr. Balog was licensed as a registered representative by FINRA (formerly, NASD) and registered with FINRA as a Principal from 1996 to 2004.  In 2005 Mr. Balog was barred from association with any NASD member (i.e. broker-dealers, etc.), upon consenting to a finding that he had engaged in outside business activities, for compensation, without providing prompt written notice to the broker-dealer with which he was associated.  At that same time and as a result of the same business activities, Mr. Balog was ordered by the Securities Commissioner of Maryland to cease and desist from the sale of securities in Maryland unless the securities are registered or exempt from registration, and was barred from engaging in the securities or investment advisory business in Maryland.  In 1977 Mr. Balog was awarded a Bachelor of Science degree with a concentration in Accounting by the State University of New York at Albany.  Mr. Balog is 57 years old.

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Gary P. Exner.  From 2010 to 2011 Mr. Exner served as Vice Chairman of the Health Advisory Council, an agency of the Province of Alberta engaged in improving health delivery services.  From 2006 to 2010 Mr. Exner was employed as Projects Accountant for OJ Pipelines Canada, which developed pipelines for the oil industry.  From 2003 to 2005 Mr. Exner was employed as an independent consultant to the financial services industry.  From 1976 to 2003 Mr. Exner served as Managing Partner of Exner, Wickland, Carmichael Inc., an accounting firm.  From 1995 until 2002 Mr. Exner was the Mayor of the City of Nelson in British Columbia and Chairman of the Nelson City Police Board.  In 1975 Mr. Exner was licensed as a certified general accountant by the Province of British Columbia, and in 2007 by the Province of Alberta.  Mr Exner is 69 years old.

Roy L. Hales.  Since 1987 Mr. Hales has been employed as owner of Right Touch Painting, a commercial and residential painting contractor in British Columbia.  Since 2011 Mr. Hales has served on the board of directors of Global 8 Environmental Technologies, Inc. (OTC Pink:  GBLE).  Mr. Hales is 61 years old.

John A. Thomas.  Mr. Thomas was recently engaged as Vice President - Operations for Mobius Technologies, Inc., an alternative energy supplier headquartered in California.  Mr. Thomas was an employee of Syncrude Canada Ltd. (an oil mining and refining company in Fort Mcmurray, Alberta) from 1979 until June of 2012, when he retired.  At the time of his retirement, Mr. Thomas served as the Mining Department’s Maintenance Manager.    From 2011 until 2012 Mr. Thomas served on the board of directors of Global 8 Environmental Technologies, Inc. (OTC Pink:  GBLE).  In 2000, Mr. Thomas was awarded a Masters Degree in Business Administration by Athabasca University.  Mr. Thomas is 55 years old.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2012	GS ENVIROSERVICES, INC.

	By:	/s/ Tad Simmons
Tad Simmons
Chief Executive Officer

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